Exhibit 10.7
RPT Realty
31500 Northwestern Highway
Suite 300
Farmington Hills, MI 48334
248.350.9900
rptrealty.com

July 9, 2019

The following are provisions of Ray Merk's employment with Ramco Properties/RPT Realty effective August 6, 2018.

Position Title:        Senior Vice President, Chief Accounting Officer

Annual Base Salary:    $250,000

Annual Bonus:        Target is 40% of base salary - Target increase effective for 2018 bonus (payable in March 2019)
Based on the Company achieving its maximum performance targets and/or the Executive exceeding individual job performance targets.

Long Term Incentive:    LTIP annual grant valued at $187,500 (Target is 75% of base salary)
Target increase effective for 2019 LTIP award
Current mix of equity is 50% performance share units and 50% time-vested restricted stock units.
Equity mix and vesting is subject to change and will be determined by Compensation Committee.

Other:            Current monthly housing reimbursement of $2,000. Grossed up for tax purposes.
Annual increases commensurate with annual rent increases.

Termination without Cause*:
Cash severance equal to 1 times the sum of base salary plus a prorated annual bonus based on actual performance in the year of termination to be paid in a lump sum.

Lump sum reimbursement for COBRA/medical expense for 1 year of coverage

Equity grants are consistent with RAMCO's existing practices and terms provided to specified senior executives

Payment of severance benefit subject to execution of full release agreement in standard Trust form.

Change of Control*:	Per the terms of the Trust's current approved Change of Control Policy eligible to Senior Vice Presidents - See the attached Exhibit 10.1

*Included in both scenarios is the provision to reimburse Ray Merk any remaining term on the apartment lease as of the date of separation.

I accept the offer as outlined above.

Name:        /s/ RAYMOND MERK
Raymond Merk
July 9, 2019